Exhibit 23


                        CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in (i) the Registration Statement (Form S-3 No. 333-10669) of Cyrix Corporation and the related Prospectus, (ii) the Registration Statement (Form S-8 No. 33-99490) pertaining to the Cyrix Corporation 1988 Incentive Stock Plan, (iii) the Registration Statement (Form S-8 No. 33-99492) pertaining to the Cyrix Corporation Employee Stock Purchase Plan and (iv) the Registration Statement (Form S-8 No. 33-99488) pertaining to the Cyrix Corporation Non-Employee Director Stock Plan of our report dated January 16, 1997, with respect to the consolidated financial statements and schedule of Cyrix Corporation included in the Annual Report (Form 10-K) for the year ended December 31, 1996.

                                                       ERNST & YOUNG LLP


Dallas, Texas
March 10, 1997